Exhibit 10.4

[DATE]

Dear [NAME],

iRobot Corporation (the “Company”) is pleased to offer you the opportunity to receive the special bonus described below. Reference is hereby made to that certain sale bonus award letter agreement, dated June 9, 2025, between you and the Company (the “Sale Bonus Award Letter Agreement”), the terms of which are superseded in their entirety by this agreement.

Special Bonus. To incentivize your continued employment with the Company through the date that is the earlier of (i) the closing of a Sale Event (as defined below) or (ii) February 28, 2026 (the “Retention Date”), the Company will pay to you a one-time cash bonus in the total amount of $[________], less applicable withholding taxes and deductions (the “Special Bonus”), subject to the terms set forth below. The Special Bonus shall be paid to you promptly, and in no event later than thirty (30) days from the date hereof. You are receiving the Special Bonus in lieu of your entitlement to receive any payments under the Company’s 2025 Executive Sale Bonus Plan and the Sale Bonus Award Letter Agreement you previously received thereunder.

If your employment is terminated by the Company for Cause (as defined below) or you voluntarily resign without Good Reason (as defined in your executive employment agreement with the Company) prior to the Retention Date, you will be required to repay to the Company the after-tax amount of the Special Bonus within ninety (90) days after your termination date. For the avoidance of doubt, the foregoing repayment obligation will not apply if your employment is terminated by the Company without Cause, you resign for Good Reason, if your employment is terminated due to your death or disability, or if you are on a leave of absence due to disability.

In consideration of the Special Bonus, you acknowledge and agree that you will continue to be subject to any non-competition, non-solicitation, confidentiality, non-disclosure, non-disparagement or other restrictive covenants set forth in any agreement entered into between you and the Company (or any of its subsidiaries or affiliates).

For purposes of this letter agreement:

“Cause” means (i) an unauthorized use or disclosure by you of the Company’s confidential information or trade secrets (unless permitted by applicable law), or (ii) a material breach of any agreement between you and the Company, in either case, which results in material harm to the Company.

“Sale Event” means (i) any event that would be deemed to be a “Sale Event” as defined in the iRobot Corporation 2018 Stock Option and Incentive Plan, on file with the U.S. Securities and Exchange Commission as Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed March 12, 2025 or (ii) the effective date of a Chapter 11 plan of the Company under the U.S. Bankruptcy Code.

Confidential. We request that you keep this letter agreement confidential. You agree that you will not disclose to others the existence or terms of this letter agreement, except that you may disclose such information to your spouse, attorney or tax adviser.

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At-Will Employment. You remain an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company for any reason, at any time, with or without prior notice and with or without Cause. Nothing in this letter agreement changes the nature of that relationship.

Successors and Assigns. This letter agreement will be binding on the Company and any of its successors and assigns.

Governing Law. This letter agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

Entire Agreement. This letter agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, including the Sale Bonus Award Letter Agreement, whether written or oral, provided, however, that nothing in this letter agreement shall have any effect on the terms of your executive employment agreement with the Company, which agreement shall remain in full force and effect in accordance with the terms thereof. This letter agreement may be amended or modified only by a written instrument executed by you and the Company.

Please sign below to acknowledge your acceptance of the terms of this letter agreement.

Very truly yours,

I hereby acknowledge, accept and agree to the terms of this letter agreement as set forth above.

Executive Signature: _______________________	Date signed:

Executive Name: _______________________

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